EX-99.B9-h2ssa

                         SHAREHOLDER SERVICING AGREEMENT

     THIS AGREEMENT, made as of the 1ST day of November, 1992, by and between UNITED HIGH INCOME FUND II, INC., and Waddell & Reed Services Company (the "Agent"), as amended and restated as of April 1, 1996,

                              W I T N E S S E T H :

     WHEREAS, The Company wishes, as applicable, to appoint the Agent or to continue the appointment of the Agent to be its shareholder servicing agent upon, and subject to, the terms and provisions of this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

     1. Appointment of Agent as Shareholder Servicing Agent for the Company; Acceptance.

          (1) The Company hereby appoints the Agent to act as Shareholder Servicing Agent for the Company upon, and subject to, the terms and provisions of this Agreement.

          (2) The Agent hereby accepts the appointment as Shareholder Servicing Agent for the Company and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.

          (3) The Agent may appoint an entity or entities approved by the Company in writing to perform any portion of Agent's duties hereunder (the "Subagent").

     2. Definitions.

          (1) In this Agreement -

               (a) The term the "Act" means the Investment Company Act of 1940 as amended from time to time;

               (b) The term "account" means the shares of the Company registered on the books of the Company in the name of a shareholder under a particular account registration number and includes shares subject to instructions by the shareholder with respect to periodic redemptions and/or reinvestment in additional shares of any dividends payable on said shares;

               (c) The term "affiliate" of a person shall mean a person controlling, controlled by, or under common control with that person;

               (d) The term "Class" shall mean each separate sub-class of a class of shares of the Company, as may now or in the future exist;

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               (e) The term "Fund" shall mean each separate class of shares of the Company, as may now or in the future exist;

               (f) The term "officers' instruction" means an instruction given on behalf of the Company to the Agent and signed on behalf of the Company by any one or more persons authorized to do so by the Company's Board of Directors;

               (g) The term "prospectus" means the prospectus and Statement of Additional Information of the applicable Fund or Class from time to time in effect;

               (h) The term "shares" means shares including fractional shares of capital stock of the Company, whether or not such shares are evidenced by an outstanding stock certificate issued by the Company;

               (i) The term "shareholder" shall mean the owner of record of shares of the Company;

               (j) The term "stock certificate" means a certificate representing shares in the form then currently in use by the Company.

     3. Duties of the Agent.

          The Agent shall perform such duties as shall be set forth in this paragraph 3 and in accordance with the practice stated in Exhibit A of this Agreement or any amendment thereof, any or all of which duties may be delegated to or performed by one or more Subagents pursuant to Paragraph
     (3) above.

          (1) Transfers.

               Subject to the provisions of this Agreement the Agent hereby agrees to perform the following functions as transfer agent for the
          Company:

               (a) Recording the ownership, transfer, exchange and cancellation of ownership of shares of the Company on the books of the Company;

               (b) Causing the issuance, transfer, exchange and cancellation of stock certificates;

               (c) Establishing and maintaining records of accounts;

               (d) Computing and causing to be prepared and mailed or otherwise delivered to shareholders payment checks and notices of reinvestment in additional shares of dividends, stock dividends or stock

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          splits declared by the Company on shares and of redemption proceeds due by the Company on redemption of shares;

               (e) Furnishing to shareholders such information as may be reasonably required by the Company, including appropriate income tax information;

               (f) Addressing and mailing to shareholders prospectuses, annual and semi-annual reports and proxy materials for shareholder meetings prepared by or on behalf of the Company;

               (g) Replacing allegedly lost, stolen or destroyed stock certificates in accordance with and subject to procedures and conditions agreed upon and set out in officers' instructions;

               (h) Maintaining such books and records relating to transactions effected by the Agent pursuant to this Agreement as are required by the Act, or by rules or regulations thereunder, or by any other applicable provisions of law, to be maintained by the Company or its transfer agent with respect to such transactions; preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law, rule or regulation; furnishing the Company such information as to such transactions and at such time as may be reasonably required by it to comply with applicable laws and regulations;

               (i) Providing such services and carrying out such responsibilities on behalf of the Company, or imposed on the Agent as the Company's transfer agent, not otherwise expressly provided for in this Paragraph 3, as may be required by or be reasonably necessary to comply with any statute, act, governmental rule, regulation or directive or court order, including, without limitation, the requirements imposed by the Tax Equity and Fiscal Responsibility Act of 1982 and the Income and Dividend Tax Compliance Act of 1983 relating to the withholding of tax from distributions to shareholders.

          (2) Correspondence.

          The Agent agrees to deal with and answer all correspondence from or on behalf of shareholders relating to its functions under this Agreement.

     4. Compensation of the Agent.

     The Company agrees to pay the Agent for its services under this Agreement in accordance with the schedule as then in effect set forth in Exhibit B of this Agreement or any amendment thereof. In addition, the Company agrees to reimburse the Agent for the following "out-of-pocket" expenses of the Agent within five days after receipt of an itemized statement of such expenses, to the extent that payment of such expenses has not been or is not to be made directly by the
Company: (i) costs of

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stationery, appropriate forms, envelopes, checks, postage, printing (except cost of printing prospectuses, annual and semi-annual reports and proxy materials) and mailing charges, including returned mail and proxies, incurred by the Agent with respect to materials and communications sent to shareholders in carrying out its duties to the Company under this Agreement; (ii) long distance telephone costs incurred by the Agent for telephone communications and microfilm and storage costs for transfer agency records and documents; (iii) costs of all ancillary and supporting services and related expenses (other than insurance premiums) reasonably required by and provided to the Agent, other than by its employees or employees of an affiliate, with respect to functions of the Company being performed by it in its capacity as Agent hereunder, including legal advice and representation in litigation to the extent that such payments are permitted under Paragraph 7 of this Agreement and charges to Agent made by any Subagent;
(iv) costs for special reports or information furnished on request pursuant to this Agreement and not specifically required by the Agent by Paragraph 3 of this Agreement; and (v) reasonable costs and expenses incurred by the Agent in connection with the duties of the Agent described in Paragraph (3)(1)(i). In addition, the Company agrees to promptly pay over to the Agent any fees or payment of charges it may receive from a shareholder for services furnished to the shareholder by the Agent.

     Services and operations incident to the sale and distribution of the Company's shares, including sales communications, confirmations of investments (not including reinvestment of dividends) and the clearing or collection of payments will not be for the account or at the expense of the Company under this Agreement.

     5. Right of Company to Inspect Records, etc.

     The Company will have the right under this Agreement to perform on site inspection of records and accounts and to perform audits directly pertaining to the Company shareholder accounts serviced by the Agent hereunder at the Agent's or any Subagent's facilities in accordance with reasonable procedures at the frequency necessary to assure proper administration of the Agreement. The Agent will cooperate with the Company's auditors or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data.

     6. Insurance.

     The Agent now has the insurance coverage described in Exhibit C, attached hereto, and the Agent will not take any action to eliminate or decrease such coverage during the term of this Agreement without receiving the approval of the Fund in advance of any change, except the Agent, after giving reasonable notice to the Company, may eliminate or decrease any coverage if the premiums for such coverage are substantially increased.

     7. Standard of Care; Indemnification.

     The Agent will at all times exercise due diligence and good faith in performing its duties hereunder. The Agent will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel and facilities as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations or as set forth in the prospectus.

     The Agent shall not be responsible for, and the Company agrees to indemnify the Agent for any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from the Agent's failure to exercise good faith or due diligence and arising out of or in connection with the Agent's duties on behalf of the Company hereunder;
(ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to the Agent's employees), fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by the Agent in good faith in reliance on (a) the authenticity of any instrument or communication reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an appropriate person, (b) the accuracy of any records or information provided to it by the Company, (c) any authorization or instruction contained in any officers' instruction, or (d) with respect to the functions performed for the Company listed under Paragraph 3(1) of this Agreement, any advice of counsel approved by the Company who may be internally employed counsel or outside counsel, in either case for the Company and/or the Agent.

     In order for the rights to indemnification to apply, it is understood that if in any case the Company may be asked to indemnify or hold the Agent harmless, the Company shall be advised of all pertinent facts concerning the situation in question, and it is further understood that the Agent will use reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Company. The Company shall have the option to defend the Agent against any claim which may be the subject of this indemnification and, in the event that the Company so elects, it will so notify the Agent and thereupon the Company shall take over complete defense of the claim and the Agent shall sustain no further legal or other expenses in such situation for which the Agent shall seek indemnification under this paragraph. The Agent will in no case confess any claim or make any compromise in any case in which the Company will be asked to indemnify the Agent except with the Company's prior written consent.

     8. Term of the Agreement; Taking Effect; Amendments.

     This Agreement shall become effective at the start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one year and from year to year thereafter, provided that such continuance shall be specifically approved as provided below.

     This Agreement shall go into effect, or may be continued, or may be amended or a new agreement between the Company and the Agent covering the substance of this Agreement may be entered into only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Directors of the Company, including the vote of a majority of the directors who are not "interested persons," as defined in the Act, of either party to this Agreement or of Waddell & Reed Investment Management Company, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested director vote."

     Any disinterested director vote shall include a determination that (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of the Company and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Company; (iii) the Agent can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

     9. Termination.

     (1) This Agreement may be terminated by the Agent at any time without penalty upon giving the Company 120 days' written notice (which notice may be waived by the Company) and may be terminated by the Company at any time without penalty upon giving the Agent sixty (60) days' written notice (which notice may be waived by the Agent), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Board of Directors of the Company in office at the time or by the vote of the holders of a majority (as defined in or under the Act) of the outstanding shares of the Company.

     (2) On termination, the Agent will deliver to the Company or its designee all files, documents and records of the Company used, kept or maintained by the Agent in the performance of its services hereunder, including such of the Company's records in machine readable form as may be maintained by the Agent, as well as such summary and/or control data relating thereto used by or available to the Agent.

     (3) In the event of any termination which involves the appointment of a new shareholder servicing agent, including the Company's acting as such on its own behalf, the Company shall have the non-exclusive

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right to the use of the data processing programs used by the Agent in connection with the performance of its duties under this Agreement without charge.

     (4) In addition, on such termination or in preparation therefore, at the request of the Company and at the Company's expense the Agent shall provide to the extent that its capabilities then permit such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Company to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the Company's activities.

     10. Construction; Governing Law.

     The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. Whenever the context requires, words denoting singular shall be read to include the plural. This Agreement and the rights and obligations of the parties hereunder, shall be construed and interpreted in accordance with the laws of the State of Kansas, except to the extent that the laws of the State of Maryland apply with respect to share transactions.

     11. Representations and Warranties of Agent.

     Agent represents and warrants that it is a corporation duly organized and existing and in good standing under the laws of the State of Missouri, that it is duly qualified to carry on its business in the State of Kansas and wherever its duties require, that it has the power and authority under laws and by its Articles of Incorporation and Bylaws to enter into this Shareholder Servicing Agreement and to perform the services contemplated by this Agreement.

     12. Entire Agreement.

     This Agreement and the Exhibits annexed hereto constitutes the entire and complete agreement between the parties hereto relating to the subject matter hereof, supersedes and merges all prior discussions between the parties hereto, and may not be modified or amended orally.

     IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed on the day and year first above written.

                                            UNITED HIGH INCOME FUND II, INC.



                                            By:_________________________________
                                                Sharon K. Pappas, Vice President

         ATTEST:


         By:____________________________
              Sheryl Strauss, Assistant Secretary


                                            WADDELL & REED SERVICES COMPANY


                                            By:_________________________________
                                                Robert L. Hechler, President

         ATTEST:



         By:___________________________
               Sharon K. Pappas, Secretary

                                                                       EXHIBIT A

A. DUTIES IN SHARE TRANSFERS AND REGISTRATION

     1. The Agent in carrying out its duties shall follow general commercial practices and the Rules of the Stock Transfer Association, Inc. except as they may conflict or be inconsistent with the specific provisions of the Company's Articles of Incorporation and Bylaws, prospectus, applicable Federal and state laws and regulations and this Agreement.

     2. The Agent shall not require that the signature of the appropriate person be guaranteed, witnessed or verified in order to effect a redemption, transfer, exchange or change of address except as may from time to time be directed by the Company as set forth in an officers' instruction. In the event a signature guarantee is required by the Company, the Agent shall not inquire as to the genuineness of the guarantee.

     3. The Agent shall not replace a lost, stolen or misplaced stock certificate without requiring and being furnished with an open penalty surety bond protecting the Company and the Agent against loss.

B. The practices, procedures and requirements specified in A above may be modified, altered, varied or supplemented as from time to time may be mutually agreed upon by the Company and the Agent and evidenced on behalf of the Company by an officers' instruction. Any such change shall not be deemed to be an amendment to the Agreement within the meaning of Paragraph 8 of the Agreement.

                                    EXHIBIT B
                                  COMPENSATION

Class A Shares

An amount payable on the first day of each month of $1.3125 for each account of the Company which was in existence during any portion of the immediately preceding month and, in addition, to pay to the Agent the sum of $0.30 for each account for which, during such month, a record date was established for payment of a dividend, in cash or otherwise (which term includes a distribution), irrespective of whether such dividend was payable in that month or later or was payable directly or was to be reinvested.

Class Y Shares

An amount payable on the first day of each month equal to 1/12 of .15 of 1% of the average daily net assets of the Class for the preceding month.

                                    EXHIBIT C

                                                            Bond or
Name of Bond                                                Policy No.    Insurer
Investment Company                                          87015198B     ICI
Blanket Bond Form                                                         Mutual
                                                                          Insurance
                                                                          Company
     Fidelity                            $20,400,000
     Audit Expense                            50,000
     On Premises                          20,400,000
     In Transit                           20,400,000
     Forgery or Alteration                20,400,000
     Securities                           20,400,000
     Counterfeit Currency                 20,400,000
     Uncollectible Items of
         Deposit                              25,000
     Phone-Initiated Transactions            500,000
     Total Limit                          20,400,000

Directors and Officers/                                     87015198D     ICI
Errors and Omissions Liability                                            Mutual
Insurance Form                                                            Insurance
     Total Limit                         $ 5,000,000                      Company

Blanket Lost Instrument Bond (Mail Loss)                 30S100639551     Aetna Life & Casualty

Blanket Undertaking Lost Instrument
     Waiver of Probate                                    42SUN339806     Hartford Casualty Insurance